Exhibit 99.1

KRAIG BIOCRAFT LABORATORIES APPOINTS Hunter Taubman Weiss LLP AS SECURITIES COUNSEL

LANSING, Mich., –April 30th, 2015 - Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company”), the leading developer of advanced spider silk based fibers, announced today that it has retained the New York law firm of Hunter Taubman Weiss LLP as legal counsel for all securities related matters.

 “We are happy to announce that Hunter Taubman Weiss LLP will be representing the Company for SEC filings, compliance and general securities related matters” said Company founder and CEO Kim Thompson.  “We are very pleased to be in a position to make this appointment as we strengthen our management support team.  Hunter Taubman Weiss LLP has a proven track record for supporting a growing business such as ours.  We believe that the addition of Hunter Taubman Weiss LLP to the Kraig labs team will help improve our communications with both regulators and the investment community.   This move is a planned component of our future growth plans.  Their reputation for delivering outstanding client support in the areas of securities law and mergers & acquisitions was a key element of our decision.  We look forward to working with them as we institute our plans to expand Kraig Labs operations.”

The law firm of Hunter Taubman Weiss LLP (HTW) possess a broad base of knowledge and extensive experience in the areas of securities and mergers & acquisitions.  As a result of the global nature of HTW’s practice, they have attorneys fluent in English, Spanish, Portuguese, Mandarin and Cantonese.  They serve a wide range of public companies, focused on growth, trading on the NASDAQ, and NYSE. HTW will serve as the primary interface for Kraig Labs SEC communications and filings, with the goal of improving both the speed and effectiveness of all future filings.

About Kraig Biocraft Laboratories, Inc.
Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a fully reporting biotechnology company is the leading developer of genetically engineered spider silk based fiber technologies. The Company has achieved a series of scientific breakthroughs in the area of spider silk technology with implications for the global textile industry.

Cautionary Statement Regarding Forward Looking Information
Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass.
These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC.
(720) 288-8495
ir@KraigLabs.com